UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

WEST BANCORPORATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Preliminary Copy

WEST BANCORPORATION, INC.

NOTICE OF SPECIAL SHAREHOLDERS’ MEETING
TO BE HELD DECEMBER 10, 2008

Dear Fellow Shareholders:

A Special Shareholders’ Meeting of West Bancorporation, Inc. will be held in the David L. Miller Conference Center on the second floor of the West Bank building at 1601 22nd Street, West Des Moines, Iowa, on Wednesday, December 10, 2008, at 10:00 a.m., central time, for the following purposes:

1. To approve an amendment to the Company’s Restated Articles of Incorporation to authorize a class of 50 million shares of preferred stock, par value $0.01 per share. A copy of the amendment is set forth in Exhibit A to the accompanying proxy statement.

2. Such other business as may properly come before the Special Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 7, 2008, as the record date for determination of Shareholders entitled to notice of and to vote at the Special Meeting. A list of eligible Shareholders will be maintained at the Company’s offices at 1601 22nd Street, West Des Moines, Iowa, beginning two business days after the meeting notice has been mailed through the date of the meeting.

Whether or not you expect to attend the Special Meeting, in order to make sure your vote is received, please complete and return the enclosed proxy card or vote your proxy electronically via the internet as instructed on the card. A prompt response would be appreciated.

Thank you for your interest in the Company.

For the Board of Directors,

/s/ Thomas E. Stanberry

Thomas E. Stanberry
Chairman, President and Chief Executive Officer

November 14, 2008

PROXY STATEMENT
TABLE OF CONTENTS

GENERAL INFORMATION	2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION	3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND
EXECUTIVE OFFICERS	5

GENERAL MATTERS
2009 Shareholder Proposals	6
Delivery of Documents to Shareholders Sharing an Address	6

EXHIBITS
Exhibit A: Amendment of the Restated Articles of Incorporation of West Bancorporation, Inc	7
Exhibit B: TARP Capital Purchase Program, Senior Preferred Stock and Warrants	8

WEST BANCORPORATION, INC.

1601 22nd Street
West Des Moines, IA 50266

PROXY STATEMENT
SPECIAL SHAREHOLDERS’ MEETING
To Be Held on December 10, 2008

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of West Bancorporation, Inc. (the “Board” and the “Company”) of proxies to be used at the Special Shareholders’ Meeting (“Special Meeting”) and at any and all adjournments thereof. The meeting will be held in the David L. Miller Conference Center at the Company’s headquarters, 1601 22nd Street, West Des Moines, Iowa, on December 10, 2008, at 10:00 a.m., central time. This proxy statement and form of proxy are first being mailed to Shareholders on or about November 14, 2008.

Only shareholders of the Company of record at the close of business on November 7, 2008 (“Shareholders” or “Shareholder”) are entitled to notice of and to vote at the Special Meeting. There were 17,403,882 shares of the Company's Common Stock outstanding at the close of business on that date, all of which are entitled to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares as of that date is necessary to constitute a quorum for the transaction of business at the Special Meeting. Shareholders are entitled to one vote per share standing in their names on the record date on all matters to properly come before the Special Meeting.

The Company is not aware of any matters to be presented at the Special Meeting other than the proposal to approve an amendment to the Company’s Restated Articles of Incorporation to authorize a class of preferred stock, as described below (the “Amendment Proposal”). If any proposal other than the Amendment Proposal is properly presented at the Special Meeting, the proxies will use their personal judgment to determine how to vote your shares. If the Special Meeting is adjourned, the proxies can vote your shares at the adjourned meeting as well, unless you have revoked your proxy instructions.

If you hold shares through a broker, follow the voting instructions provided by your broker. If you want to vote in person, a legal proxy must be obtained from your broker and brought to the Special Meeting. If you do not submit voting instructions to your broker, generally your broker will not be permitted to vote your shares on the Amendment Proposal. If a Shareholder abstains from voting on the Amendment Proposal, or if shares are held by a broker who has indicated that it does not have discretionary authority to vote on the Amendment Proposal, those shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be counted as votes cast with respect to any matter to come before the Special Meeting and will have the legal effect of a vote against the Amendment Proposal.

Holders of Common Stock in the Company’s Employee Savings and Stock Ownership Plan (“the Plan”) can direct the Trustee of the Plan how to vote the number of shares held in the Plan for the benefit of the Holder as of the record date for any matter put to the vote of the Shareholders. If a Plan participant does not provide directions to the Trustee, then the Trustee shall vote those shares in the same proportion as the shares for which the Trustee received proper direction to vote.

A form of proxy is enclosed for use at the Special Meeting. Before the Special Meeting, you can appoint a proxy to vote your shares of stock by completing and signing the enclosed proxy card and mailing it in time to be received before the Special Meeting, or by using the internet (http://www.illinoisstocktransfer.com). The electronic proxy appointment procedures are designed to confirm your identity and to allow you to give your proxy voting instructions. If you wish to vote via the internet, please follow the instructions on the proxy card.

If your proxy is properly signed and returned and is not withdrawn or revoked, your shares represented thereby will be voted in accordance with your instructions. If the manner of voting such shares is not indicated on the proxy, the shares will be voted FOR the Amendment Proposal.

If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time prior to the Special Meeting. You may revoke a proxy electronically by entering a new vote via the internet or by filing either a written revocation of the proxy or a duly executed proxy bearing a later date with the Secretary of the Company at the Company's principal office at 1601 22nd Street, West Des Moines, Iowa 50266, Attn: Alice A. Jensen, Corporate Secretary. You may also withdraw a proxy by attending the Special Meeting and voting in person. Attendance at the Special Meeting without voting in person will not serve as the revocation of a proxy.

The Company will bear the cost of solicitation of proxies. In addition to the use of mail, proxies may be solicited by officers, directors, and employees of the Company, without extra compensation, by telephone, e-mail, facsimile, or personal contact. It will greatly assist the Company in limiting expense in connection with the Special Meeting if each Shareholder who does not expect to attend the Special Meeting will promptly return a signed proxy or vote via the internet.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we may provide information, whether orally or in writing, including certain statements in this proxy statement, which are deemed to be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should,” or “anticipates,” or references to estimates or similar expressions. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission (“SEC”) and/or the Federal Reserve Board; and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The Company may not complete a sale of preferred stock under the Troubled Asset Relief Program Capital Purchase Program described below because of a number of factors, including, among other things, the Company not being approved under the program, the failure to obtain shareholder approval of the Amendment Proposal, or the failure to satisfy other closing conditions.

PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION

The Board has adopted an amendment to the Company’s Restated Articles of Incorporation to authorize a class of 50 million shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). A copy of the amendment is set forth in Exhibit A to this proxy statement. The Restated Articles of Incorporation currently authorize only the issuance of Common Stock. The amendment will vest in the Board the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights and limitations of each series. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. The Board believes that authorization of the Preferred Stock in the manner proposed will provide the Company with greater flexibility in meeting future capital requirements by creating series of Preferred Stock customized to meet the needs of particular transactions and then prevailing market conditions. Series of Preferred Stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.

The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the U.S. Department of the Treasury (the “Treasury”) in connection with the Treasury’s recently announced Troubled Asset Relief Program Capital Purchase Program described below (the “Capital Purchase Program.”)

On October 14, 2008, the Treasury announced the Capital Purchase Program. This program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, the Treasury will purchase senior preferred shares from banks, bank holding companies, and other financial institutions. The senior preferred shares will qualify as Tier 1 capital for regulatory purposes and will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares which by their terms rank junior to any other existing preferred shares. The senior preferred shares purchased by the Treasury will bear a cumulative dividend rate of five percent per annum for the first five years they are outstanding and thereafter at a rate of nine percent per annum. The senior preferred shares will be non-voting, other than having voting rights on matters that could adversely affect the shares and having the right to elect directors under certain circumstances as described below. The shares will be callable at one hundred percent of issue price plus any accrued and unpaid dividends after three years. Prior to the end of three years, the senior preferred shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock.

If the Company participates in the Capital Purchase Program, it must issue to the Treasury warrants to purchase Common Stock with an aggregate market price equal to 15 percent of the senior preferred stock purchased by the Treasury. The exercise price on the warrants will be the market price of the Company’s Common Stock at the time of issuance, calculated on a 20-trading day trailing average. As of November 7, 2008, the 20-trading day trailing average price per share of the Company’s Common Stock using the daily closing price was $11.41. If the Company sells the maximum amount of preferred stock for which it has applied under the Capital Purchase Program (as described below), the Company estimates that the ownership percentage of the current shareholders would be diluted by approximately three percent if the warrants were exercised in full. The amount of dilution will depend on the actual amount of capital received and the average price of the Company’s stock for the 20-day period prior to receiving the capital.

In addition to issuing warrants to the Treasury, companies participating in the Capital Purchase Program must also meet certain other requirements, including adopting the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under this program. The Company will not be required to modify any executive compensation plans or contracts to comply with the limits on executive compensation established by the Emergency Economic Stabilization Act of 2008. Also, the Treasury’s consent will be required for any increase in common dividends per share or certain repurchases of common stock until the third anniversary of the date of this investment unless prior to such third anniversary the preferred stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the preferred stock to third parties. If senior preferred shares are sold to Treasury under the Capital Purchase Program, holders of the senior preferred shares would have the right to elect two directors to the Company’s board of directors in the event the Company did not pay dividends in full on the senior preferred shares for six dividend periods, whether or not those dividend periods are consecutive. Such right to elect directors would end when full dividends on the senior preferred shares have been paid for four consecutive dividend periods. Also, if senior preferred shares are sold to Treasury, the Company will be required to file a shelf registration statement with the SEC covering the senior preferred shares, the warrants and the Common Stock issuable upon exercise of the warrants as promptly as practical after the date of the sale, and will need to take all action required to cause such shelf registration statement to be declared effective as soon as possible.

See Exhibit B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.

At September 30, 2008, the Company and its principal subsidiary, West Bank, had capital ratios in excess of those required to be considered well-capitalized under banking regulations. The Board believes it is prudent for the Company to apply for capital available under this program because (i) the Company believes that the cost of capital under this program may be significantly lower than the cost of capital otherwise available to the Company at this time, and (ii) despite being well-capitalized, additional capital under the Treasury’s program would provide the Company and West Bank additional flexibility to meet future capital needs that may arise. The Company filed its application to participate in the Capital Purchase Program on November 5, 2008, requesting a subscription amount of $36 million, which is slightly less than three percent of the Company’s total risk-weighted assets. The Treasury is not obligated to accept the Company’s application to participate in the Capital Purchase Program and may decide not to purchase any senior preferred shares from the Company or may decide to purchase less than the $36 million of senior preferred shares requested by the Company (but not less than one percent of risk-weighted assets or approximately $12.2 million). The Company expects to use any proceeds from the sale of senior preferred shares to the Treasury to fund loans to new or existing customers, to strengthen the capital structure of the Company and West Bank, and for other general corporate purposes, which could include repayment of outstanding debt or funding of acquisitions of other financial institutions. The Company does not believe that the Treasury’s denial of the Company’s application or reduction in the amount requested would have a material effect on the Company’s liquidity, capital resources or results of operations.

The Board believes that the flexibility to issue Preferred Stock can enhance the Board’s arm’s-length bargaining capability on behalf of the Company’s shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board to make a change in control of the Company more difficult.

The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of Common Stock and there might be restrictions placed on the Company’s ability to declare dividends on the Common Stock or to repurchase shares of Common Stock. The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of Common Stock. To the extent that Preferred Stock is made convertible into shares of Common Stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of Common Stock. In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding up of the Company, thereby diminishing the rights of the holders of Common Stock to distribution of the Company’s assets. Shares of Preferred Stock of any series would not entitle the holder to any pre-emptive right to purchase or subscribe for any shares of that or any other class.

Approval of the Amendment Proposal requires the approval of at least a majority of the votes entitled to be cast at the Special Meeting.

The Board recommends that shareholders approve the Amendment Proposal and vote FOR the proposal to amend the Restated Articles of Incorporation to authorize a class of Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS

The following table shows how many shares of Common Stock were beneficially owned on November 7, 2008, unless otherwise noted, by: (1) owners of more than 5% of outstanding Common Stock, (2) our directors, (3) the Company’s chief executive officer, chief financial officer and three other most highly compensated executive officers who were serving as executive officers at the end of the Company’s most recently completed fiscal year, and (4) all directors and executive officers as a group.

	Shares Beneficially	Percent of Total
Name	Owned (1) (2)	Shares Outstanding

American Equity Investment Life Holding Company (3)	1,652,196	9.49%
The Jay Newlin Trust (4)	1,041,952	5.99%

Frank W. Berlin	46,856	*
Wendy L. Carlson (5)	500	*
Orville E. Crowley (6)	133,258	*
George D. Milligan	1,500	*
Robert G. Pulver (7) (8)	72,845	*
Thomas E. Stanberry (9)	22,082	*
Jack G. Wahlig	-	*
Connie Wimer	28,848	*
Scott D. Eltjes	8,647	*
Douglas R. Gulling	13,733	*
Jeffrey D. Lorenzen	2,368	*
Brad L. Winterbottom	9,512	*
Executive officers and directors as a group (13 persons)	372,205	2.14%

* Indicates less than 1% ownership of outstanding shares.

(1)
Shares “beneficially owned” include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home address as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2)
Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company’s Employee Savings and Stock Ownership Plan, and has sole investment and voting power with respect to such shares.

(3)
The address for American Equity Investment Life Holding Company is 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266. The number of shares held by American Equity Investment Life Holding Company was obtained from its Schedule 13D filled with the SEC on September 18, 2008, which reports beneficial ownership as of September 18, 2008.

(4)
The address for The Jay Newlin Trust is 6165 NW 86th St., #114, Johnston, Iowa, 50131. The number of shares held by The Jay Newlin Trust was obtained from its Schedule 13G filed with the SEC on February 11, 2008, which reports beneficial ownership as of December 31, 2007.

(5)
Ms. Carlson is a director and Chief Financial Officer and General Counsel of American Equity Investment Life Holding Company. Ms. Carlson disclaims beneficial ownership of the 1,652,196 shares of Common Stock beneficially owned by American Equity Investment Life Holding Company.

(6)	Mr. Crowley disclaims any beneficial ownership of 297,675 shares held in his spouse’s name.
(7)	Mr. Pulver disclaims any beneficial ownership of 6,614 shares held in his spouse’s name.
(8)	59,875 of Mr. Pulver’s shares are pledged as security.
(9)	Mr. Stanberry disclaims any beneficial ownership of 495 shares held in his spouse’s name.

GENERAL MATTERS

2009 Shareholder Proposals

In order for any proposals of Shareholders to be presented as an item of business at the Annual Meeting of Shareholders of the Company to be held in 2009, the proposal had to be received at the Company's principal executive offices no later than November 10, 2008, and be limited to 500 words. To be included in the Company’s proxy statement, the Shareholder must be a holder of record or beneficial owner of at least $2,000 in market value of the Company’s shares entitled to be voted on the proposal and have held the shares for at least one year, and shall continue to hold the shares through the date of the meeting. Either the Shareholder, or the Shareholder’s representative who is qualified under state law to present the proposal on his or her behalf, must attend the meeting to present the proposal. Shareholders may not submit more than one proposal. A Shareholder proposal submitted outside the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 shall be considered untimely unless received not later than January 24, 2009.

Shareholders wishing to recommend names of individuals for possible nomination to the Board may do so according to the following procedures:

1.	Contact the Secretary of the Company to obtain the Board Membership Criteria established by the Board.

2.	Make typewritten submission to the Secretary of the Company naming the proposed candidate and specifically noting how the candidate meets the criteria set forth by the Board.

3.	Submit the recommendation to the Company by 120 days prior to the expected mailing date of the proxy.

4.
Prove the person making the recommendation is a Shareholder who owns shares with a market value of at least $2,000 and who has held those shares for at least one year at the time the submission is made.

5.	If the person being recommended is aware of the submission, he or she must sign a statement so indicating.

6.	If the person being recommended is not aware of the submission, the submitter must explain why.

The written submission must be mailed to:

Corporate Secretary
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266

Delivery of Documents to Shareholders Sharing an Address

In some instances, only one proxy statement is being delivered to two or more Shareholders who share an address. The Company has not received contrary instructions from any Shareholder. However, the Company will promptly deliver additional copies of its proxy statement to any Shareholder who makes such a request. Any Shareholder who wishes to receive separate copies of the proxy statement in the future may notify Alice A. Jensen, Corporate Secretary, at 1601 22nd Street, West Des Moines, Iowa 50266, or 515-222-2300. Alternatively, any Shareholders sharing an address who are receiving multiple copies of the proxy statements may also notify Ms. Jensen to request delivery of only one copy.

By Order of the Board of Directors,

/s/ Alice A. Jensen

Alice A. Jensen, Secretary

November 14, 2008

Exhibit A

AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION OF WEST BANCORPORATION, INC.

Article IV is deleted in its entirety and the following new Article IV is inserted in its place:

ARTICLE IV

The aggregate number of shares of stock of all classes which the corporation shall have authority to issue is one hundred million (100,000,000) shares, of which fifty million (50,000,000) shares shall be common stock with no par value (“Common Stock”) and of which fifty million (50,000,000) shares shall be preferred stock, par value $0.01 per share (“Preferred Stock”).

1. The Board of Directors of the corporation is hereby granted the authority, subject to the provisions of this Article IV and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions may from time to time determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.

2. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

(a) The distinctive designation of the series.

(b) The dividend rate, if any, of the series, the conditions and dates upon which any dividends shall be payable, the relation which the dividends payable on the series shall bear to the dividends payable on any other class or classes of stock or any other series of Preferred Stock, and whether the dividends shall be cumulative, noncumulative or partially cumulative.

(c) Whether the shares of the series shall be subject to redemption by the corporation and whether such redemption is at the option of the corporation, the holder of shares of the series or any other person, and, if made subject to redemption, the times, prices and other terms and conditions of the redemption.

(d) The rights of the holders of the shares of the series upon the dissolution of, or upon the distribution of assets of, the corporation, and the amount payable on the shares of the series in the event of voluntary or involuntary liquidation of the corporation.

(e) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(f) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other classes or of any other series of any class or classes of stock of the corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of the conversion or exchange.

(g) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

3. The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the corporation shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the corporation.

4. Except as otherwise provided by law, each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such shareholder of record on the books of the corporation on all matters voted upon by shareholders of the corporation. Except as otherwise required by law and except for such voting rights with respect to the election of directors or other matters as may be stated in the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, no holder of any series of Preferred Stock shall have any right to vote shares of Preferred Stock on any matters voted upon by shareholders of the corporation.

Exhibit B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants (a)

Summary of Senior Preferred Terms

Issuer:
Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominantly in activities that are permitted for financial holdings companies under relevant law, and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominantly in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFI’s may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:
Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory
Capital
Status:	Tier 1.

Term:	Perpetual life.

Dividend:
The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:
Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions
on Dividends:
For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common
Dividends:
The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:
The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:
The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:
The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive
Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:
In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:
In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

(a) As issued by the U.S. Department of Treasury on October 31, 2008.